EXHIBIT 10.31

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE is made and entered into as of February 28, 2012, by and between Wheatley-Fields, LLC, a California Limited Liability Company, successor in interest to The Board of Trustees of the Leland Stanford Junior University, hereinafter called Landlord and Jazz Pharmaceuticals, Inc, a Delaware Corporation hereinafter called Tenant.

RECITALS

WHEREAS Landlord and Tenant entered into a lease dated June 2, 2004 (“Lease”) for the entire two story building consisting of approximately 43,848 rentable square feet of space commonly known as 3180 Porter Drive, Palo Alto, Santa Clara County, California. (“Premises”);

AND WHEREAS Tenant exercised its First Renewal Option for the Renewal Term from September 1, 2008 through August 31, 2009;

AND WHEREAS Landlord and Tenant entered in to a First Amendment of Lease dated June 1, 2009 extending the term of the Lease for Three years from September 1, 2009 through August 31, 2012;

AND WHEREAS Landlord and Tenant desire to further amend the terms and conditions of said Lease;

Now THEREFORE, in consideration of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties intending to be legally bound do hereby agree as follows:

1. EFFECTIVE DATE AND LEASE EXTENSION: The effective date of this Second Amendment of Lease shall be September 1, 2012 (“Second Effective Date”). Landlord and Tenant hereby agree to extend the Term of the Lease for a period of five (5) years (“Second Extended Term”) as of the Second Effective Date such that Tenant’s lease term will continue through August 31, 2017 (“Extended Lease Termination Date”).

2. BASIC RENT: Landlord and Tenant hereby agree that Basic Rent shall be reset as of the Second Effective Date for the Second Extended Term as follows:

$36,000.00 shall be due and payable on or before September 1, 2012

$171,007.20 shall be due and payable on or before October 1, 2012 and on or before the first day of each succeeding month of the Lease through August 31, 2013.

$177,874.49 shall be due and payable on or before September 1, 2013 and on or before the first day of each succeeding month of the Lease through August 31, 2014.

$184,961.39 shall be due and payable on or before September 1, 2014 and on or before the first day of each succeeding month of the Lease through August 31, 2015.

$192,360.84 shall be due and payable on or before September 1, 2015 and on or before the first day of each succeeding month of the Lease through August 31, 2016.

$200,054.24 shall be due and payable on or before September 1, 2016 and on or before the first day of each succeeding month of the Lease through August 31, 2017.

3. RENEWAL OPTION: Section 4.2 of the Lease and Section 3 of the First Amendment of Lease are hereby deleted in their entirety and replaced with the following:

Tenant shall have one (1) option (a “Renewal Option”) in Tenant’s sole discretion, to extend the Term for a period of two (2) years from September 1, 2017 through August 31, 2019 (the “Renewal Term”). The Renewal Option shall be automatically void if an Event of Default by Tenant exists and remains uncured at the time of exercise of the Renewal Option. The Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not less than nine (9) months prior to the expiration of the Second Extended Term. The Renewal Option is personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease, except in the event of an assignment pursuant to Section 14.7. The terms and conditions for the Renewal Term shall be the same terms and conditions as found in the Lease as amended, except that the Base Rent shall be as follows:

$208,056.41 shall be due and payable on or before September 1, 2017 and on or before the first day of each succeeding month of the Lease through August 31, 2018.

$216,378.66 shall be due and payable on or before September 1, 2018 and on or before the first day of each succeeding month of the Lease through August 31, 2019.

4. EARLY TERMINATION. Tenant is hereby granted a one-time right to terminate the Lease as of August 31, 2016 (“Early Termination Right”) which Tenant may exercise by doing each of the following in a timely manner prior to December 1, 2015: 1) by providing Landlord with a minimum of nine (9) months prior written notice and 2) by paying an early termination fee to Landlord in good funds in the amount of Four Hundred Thousand Dollars ($400,000.00) (the “Early Termination Fee”). If Tenant fails to give the required notice or pay the Early Termination Fee in a timely manner, this Early Termination Right shall be void and of no further effect and the term of the Lease shall expire on August 31, 2017, unless sooner terminated or extended pursuant to the terms of the Lease.

5. BROKERS. Each party hereby warrants to the other party that it has had no dealing with any finder, broker or agent in connection with this Amendment other than _Cresa Partners__. Tenant shall pay the broker(s) a commission in connection with this Amendment pursuant to the terms and conditions of a separate agreement. Each party hereby agrees that it shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses (including attorney’s fees and costs of suit), and liabilities for commissions or other compensation, charges or damages claimed by any other finder, broker or agent based upon dealings with the indemnifying party with respect to this Amendment.

6. CONFIRMATION OF LEASE. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) Tenant has not assigned its rights under the Lease, and Tenant is not currently subleasing any of the Premises; (c) Tenant has full power and authority to enter into and perform its obligations hereunder, (d) Tenant is not in default under the Lease, and to Tenant's actual knowledge, there are no defaults on the part of Landlord existing under the Lease; (e) to Tenant's actual knowledge, there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; and (f) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant. Landlord hereby represents and warrants to Tenant that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to a First Amendment of Lease and this Second Amendment of Lease; (b) Landlord has not assigned its rights under the Lease except as expressly noted in the first paragraph of this Second Amendment of Lease; (c) Landlord has full power and authority to enter into and perform its obligations hereunder without the consent of any other person, including without limitation any lender, but excluding Ground Lease holder The Board of Trustees of the Leland Stanford Junior University whose consent Landlord shall be responsible to obtain and provide evidence of to Tenant (d) Landlord is not in default under the Lease, and to Landlord's actual knowledge, there are no defaults on the part of Tenant existing under the Lease; and (e) this Amendment has been duly authorized, executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord.

7. COUNTERPARTS. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

Except as herein modified and amended, the Lease dated June 2, 2004 as previously amended shall remain in full force and effect. In the case of conflict between the original Lease, the First Amendment of Lease and this Second Amendment of Lease, the Second Amendment of Lease shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment of Lease as of the day and year first above written.

LANDLORD: WHEATLEY FIELDS, LLC, a California Limited Liability Company		TENANT: JAZZ PHARMACEUTICALS, INC, a Delaware Corporation

By:	/s/ J. Robert Wheatley	By:	/s/ Carol Gamble

Name:	J. Robert Wheatley	Name:	Carol Gamble

Title:	Managing Member	Title:	Sr. Vice President and General Counsel